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                                   FORM 8-A

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                      LANDRY'S SEAFOOD RESTAURANTS, INC.
            (Exact name of registrant as specified in its charter)

              Delaware                                 74-0405386
     (State of incorporation or           (I.R.S. Employer Identification No.)
            organization)

                      1400 Post Oak Boulevard, Suite 1010
                             Houston, Texas 77056
         (Address of principal executive offices, including zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

      Title of each class to be so            Name of each exchange on which
      registered                              each class is to be registered
      ----------------------------            ------------------------------
      Common Stock, par value $.01 per share     New York Stock Exchange

  If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [_]

  If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [_]

  Securities Act registration statement file number to which this form relates: (if Applicable)--Not Applicable

  Securities to be registered pursuant to Section 12(g) of the Act: None
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ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

  This statement relates to the registration of shares of common stock $.01 par value (the "Common Stock") of Landry's Seafood Restaurants, Inc., a Delaware corporation ("Landry's") on the New York Stock Exchange, Inc. ("NYSE"). Such shares of Common Stock are presently quoted on the Nasdaq National Market System ("Nasdaq"). Upon the commencement of trading of the Common Stock on the NYSE, Landry's intends to withdraw its inclusion of the Common Stock on Nasdaq.

  The Company is authorized to issue 60,000,000 shares of Common Stock. As of October 26, 1999, there were 24,824,133 issued and outstanding shares of Common Stock. The Company also holds 6,421,157 shares of Common Stock in its treasury. The Company is also authorized to issue 2,000,000 shares of Preferred Stock. In connection with a previous acquisition, the Company issued 28,398 shares of its Series A Convertible Preferred Stock. All shares of such Series A Convertible Preferred Stock have been converted into a like number of shares of Common Stock. As of September 30, 1999, there were no shares of Preferred Stock outstanding.

 Voting Rights

  Each issued and outstanding share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of the Company's Stockholders. Determination of voting rights of the Preferred Stock is vested in the Board of Directors.

 Liquidation Rights

  Holders of the Company's Common Stock are entitled on liquidation to receive the net assets of the Company in proportion to the respective number of shares held by them. Determination of liquidation rights of the Preferred Stock is vested in the Board of Directors.

 Preemptive Rights

  The holders of the Company's Common Stock do not have any preemptive rights to subscribe for or to purchase any securities which may be issued by the Company. Determination of preemptive rights of the Preferred Stock is vested in the Board of Directors.

 Miscellaneous

  All of the outstanding shares of the Common Stock of the Company are fully paid and nonassessable. The Company regularly sends annual reports containing audited consolidated financial statements to its Stockholders.

 Dividends

  Reference is made to "Dividend Policy" on page 8 of Landry's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 which is incorporated herein. At its Board of Directors meeting held on October 25, 1999, the Board of Directors of Landry's authorized a $0.10 per annum dividend commencing in the year 2000.

ITEM 2. EXHIBITS.

  None.

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                                   SIGNATURE

  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: December 10, 1999              LANDRY'S SEAFOOD RESTAURANTS, INC.

                                     /s/ Tilman J. Fertitta
                                     ------------------------------------------
                                     Tilman J. Fertitta
                                     Chairman of the Board, President and
                                       Chief Executive Officer

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